Exhibit 99.10

QXBRANCH, INC.

2018 EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

This Nonqualified Stock Option Grant Agreement (the “Agreement”), dated as of                      (the “Date of Grant”), is delivered by QxBranch, Inc. (the “Company”) to                      (the “Grantee”).

RECITALS

A.    The QxBranch, Inc. 2018 Equity Compensation Plan (the “Plan”) provides for the grant of stock options to purchase shares of common stock of the Company (“Company Stock”). The Board of Directors of the Company (the “Board”) has decided to make this nonqualified stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B.    All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. A copy of the Plan is attached as Exhibit A.

C.    The Board is authorized to appoint a committee to administer the Plan. If a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.    Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase                 shares of Company Stock (“Shares”) at an Exercise Price of $         per Share. The Option shall become vested and exercisable according to Section 2 below.

2.    Vesting and Exercisability of Option.

(a)    The Option shall vest and become exercisable as to [(i) 25% of the Units subject to the Option on the first anniversary of the Date of Grant, and (ii) 75% of the Units subject to the Option in 36 equal installments following the first anniversary of the Date of Grant, on the last day of each corresponding calendar month] (each, a “Vesting Date”), if the Grantee continues to be employed by, or provide service to, the Employer from the Date of Grant until the applicable Vesting Date.

(b)    The vesting and exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes vested and exercisable shall be rounded down to the nearest whole Share.

3.    Term of Option.

(a)    The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)    The Option shall automatically terminate upon the happening of the first of the following events:

(i)    The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability, death or Cause.

(ii)    The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability.

(iii)    The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or ceases to be so employed or provide such services on account of a termination described in subsection (i) above.

(iv)    The date on which the Grantee ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of this Section 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate, and the Grantee shall automatically forfeit all Shares underlying any exercised portion of the Option upon refund by the Company of the lower of the Exercise Price paid by the Grantee for such Shares or the Fair Market Value of such Shares.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.

4.    Exercise Procedures.

(a)    Subject to the provisions of Sections 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the Exercise Price shall be made in accordance with procedures established by the Board from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the Exercise Price (i) in cash, (ii) with the approval of the Board, by delivering Shares of the Company, which shall be valued at their Fair Market Value on the date of delivery, or by attestation (on a form prescribed by the Board) to ownership of Shares having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) after a Public Offering, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Board may approve. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b)    The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate.

(c)    All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any Withholding Taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any Withholding Tax obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable Withholding Tax rate for federal (including FICA), state and local tax liabilities (or such other rate approved by the Committee that does not result in adverse tax consequences).

5.    Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, [the Board may take such actions as it deems appropriate pursuant to the Plan] or [the Option shall immediately become vested and exercisable with respect to one hundred percent (100%) of the shares subject to the Option].

6.    Right of First Refusal; Repurchase Right; Stockholder’s Agreement. As a condition of receiving this Option, the Grantee hereby agrees that all Shares issued under the Plan shall be subject to a right of first refusal and repurchase right as described in the Plan, and the Board may require that the Grantee (or other person exercising the Option) execute a joinder to each of the voting agreement and right of first refusal and co-sale agreement to which the Company and certain of its stockholders are party and any other stockholder agreements among the Company and the Company’s stockholders, in such form as the Board determines, with respect to all Shares issued upon the exercise of the Option before a Public Offering.

7.    Restrictions on Exercise. Except as the Board may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

8.    Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to Withholding Taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9.    No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10.    No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

11.    Lock-Up. The Grantee shall not transfer, encumber or otherwise dispose of any Options (vested or unvested) during Grantee’s employment or service with the Company; provided, however, that the Grantee, or a Grantee’s estate in the event of Grantee’s death, may transfer all or part of his Option only upon death or incapacity, for bona fide estate planning purposes by will or intestacy to his spouse, child (natural or adopted), or any other direct lineal descendant of Grantee (or his spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Grantee or any such family members, or undue hardship.

12.    Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13.    Entire Agreement. This Agreement and the Plan contain the entire understanding between the Company and Grantee with respect to the matter set forth herein, and shall supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

14.    Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

QXBRANCH, INC.

By:
Printed Name:
Title:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

GRANTEE

Printed Name:
Date:

[SIGNATURE PAGE TO NONQUALIFIED STOCK OPTION AGREEMENT]

EXHIBIT A

QXBRANCH, INC. 2018 EQUITY COMPENSATION PLAN